                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                          AMENDMENT NO. 1 TO FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                          DATE OF REPORT: JULY 2, 1998


                            AUREAL SEMICONDUCTOR INC.
             (Exact name of Registrant as specified in its charter)



        DELAWARE                          0-20684                94-3117385
(State or other jurisdiction of    (Commission File Number)    (IRS Employer
        incorporation)                                       Identification No.)


                              4245 TECHNOLOGY DRIVE
                                FREMONT, CA 94538
                                 (510) 252-4245
                            (Address and phone number
                  of Registrant's principal executive offices)

        ITEM 5.  OTHER EVENTS

        On June 5, 1998, Aureal Semiconductor Inc. (the "Company") completed three financing transactions, the combined effect of which provided the Company with increased working capital and equity. The three transactions, which closed simultaneously, are summarized below:

o The Company entered into a private placement transaction for the sale of $5 million of the Company's three-year 8% Series C Preferred Stock, par value $0.001 per share (the "Series C Preferred"). The purchaser of the Series C Preferred is an entity controlled by DDJ Capital Management, LLC ("DDJ"), the holder of approximately 16% of the Company's common stock ("Common Stock") as of the transaction date.

   The Series C Preferred is convertible at the lesser of the fixed conversion price ("Fixed Conversion Price") of $2.50 face value of the Series C Preferred per share of the Company's Common Stock, or at varying discounts from the then-current market price of the Common Stock if the Common Stock is trading at prices below $2.50 per share over certain periods of time ("Variable Conversion Price"). Conversion of the Series C Preferred can commence four months after the last closing (no later than July 10, 1998) of the sale of Series C Preferred. . The holders of the Series C Preferred may convert, at the Variable Conversion Price, at the rate of 15% of the originally issued Series C Preferred per month. All of the Series C Preferred may be converted into Common Stock at the Variable Conversion Price as of June 1999. No such limitations apply to conversions of the Series C Preferred at the Fixed Conversion Price.

   Accretion at the 8% rate on the outstanding Series C Preferred is terminated if at any time the Common Stock trades at a price in excess of 150% of the Fixed Conversion Price for twenty consecutive trading days. At such time as accretion is terminated, if ever, all restrictions related to the conversion of the Series C Preferred are eliminated. If not converted earlier, all outstanding Series C Preferred will convert into Common Stock three years from issue date.

   $3.66 million of the net proceeds from the sale of the Series C Preferred were used to pay down the outstanding balance under the Company's existing line of credit. The remaining net proceeds will be used for working capital purposes.

o After the $3.66 million debt reduction noted above, the remaining balance of $31.5 million of the Company's pre-existing line of credit was cancelled and exchanged for the issuance of $39.375 million of the Company's 8% Series B Preferred Stock, par value $0.001 (the "Series B Preferred"). The line of credit was held by, and the new Series B Preferred was issued to, entities controlled by TCW Special Credits and DDJ, holders of approximately 43% and 16% of the Common Stock of the Company, respectively, as of the date of the transaction.

   The terms of the Series B Preferred include the holders' right to convert such shares into Common Stock of the Company, at the rate of $2.50 of Series B Preferred per share of Common Stock, at any time over the five-year term of the Series B Preferred. The 8% dividend may be paid in cash or in the form of additional shares of Series B Preferred, at the Company's option. Holders of the Series B Preferred will be entitled to vote the equivalent number of shares of Common Stock as would be held upon conversion. The shares may be redeemed, for cash, at face value (plus accrued dividends) at any time, at the option of the Company.

   The sale of the Series B Preferred and the Series C Preferred was not registered under the Securities Act of 1933, as amended (the "1933 Act") nor will the Common Stock issuable upon conversion of such preferred stock be registered under the 1933 Act, in reliance upon the exemptions provided by
   Section 4(2) of the 1933 Act and Regulation D promulgated thereunder as transactions by an issuer, neither of which involved a public offering.

o In addition to the foregoing transactions, the Company also entered into a new $40 million line of credit agreement (the "Agreement") with the Technology Finance Division of Transamerica Business Credit Corporation and Goldman Sachs Credit Partners LP (collectively, the "Lenders"). The Agreement has a two year term and provides for the Company to borrow up to $32.5 million ("Tranch A") based upon specific accounts receivable balances held by the Company, and up to $7.5 million ("Tranch B") without specific asset-based collateral. Interest will accrue on Tranch A borrowings at the Reference Rate (usually the Prime Borrowing Rate) plus 3%. Interest will accrue on Tranch B borrowings at the Reference Rate plus 5%. In addition, the Company paid an origination fee of 1.5% of the face of the line of credit, and agreed to pay an additional 0.5% supplemental origination fee on the one-year anniversary of the Agreement.

   Under the Agreement, the Company is subject to certain financial covenants (including minimum revenue, minimum EBITDA, and minimum tangible net worth levels as set forth in the Agreement) over the term of the Agreement.

   In connection with the Agreement, the Company issued to the Lenders warrants to purchase 1,350,000 shares of the Company's Common Stock at the exercise price of $2.156 per share. The warrants are exercisable at any time during their five-year term.

        ITEM 7.  EXHIBITS


      Exhibit No.                   Description
      -----------                   -----------
        4.7(1)     Aureal Semiconductor Inc. Regulation D Subscription Agreement
                   for Series C Preferred Stock

        4.8(1)     Certificate of Designation of Series C Preferred Stock of
                   Aureal Semiconductor Inc.

        4.9(1)     Registration Rights Agreement (Common stock underlying Series
                   C Preferred Stock)

        4.10(1)    Loan and Security Agreement

        4.11(1)    Form of Warrant

        4.12(1)    8% Series B Convertible Preferred Stock Purchase Agreement

        4.13(1)    Certificate of Designation of 8% Series B Convertible
                   Preferred Stock for Aureal Semiconductor Inc.

        4.14(1)    Amendment Number 4 to Registration Rights Agreement

-----------
(1) Incorporated by reference to the exhibits to Form 8-K filed on June 12, 1998.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 2, 1998

                                               AUREAL SEMICONDUCTOR INC.


                                               /s/  David J. Domeier
                                               -------------------------------
                                               David J. Domeier
                                               Vice President, Finance and
                                               Chief Financial Officer